Exhibit 10.30

THIRD SUPPLEMENTAL INDENTURE

This THIRD SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of February 7, 2020 is among SAExploration Holdings, Inc., a Delaware corporation (the “Issuer” or the “Company”), the Guarantors party hereto (together with the Issuer, the “Company Indenture Parties”), Wilmington Savings Fund Society, FSB, as Trustee (in such capacity, the “Trustee”), and as Collateral Trustee (in such capacity, the “Collateral Trustee”), and the Holders party hereto.

WITNESSETH

WHEREAS, the Company, the Guarantors, the Trustee and the Collateral Trustee entered into a Senior Secured Convertible Notes Indenture dated as of September 26, 2018 (as heretofore amended, supplemented or otherwise modified, the “Indenture”), pursuant to which the Company issued 6.00% Senior Secured Convertible Notes due 2023;

WHEREAS, the Company has requested that the Required Holders (as defined in the Indenture) immediately prior to the Third Supplemental Indenture Effective Date (collectively, the “Required Holders”) (i) waive all of the Defaults and Events of Default set forth on Exhibit A attached hereto and made a part hereof (collectively, the “Subject Defaults”), and (ii) agree to amend the Indenture, in each case, as set forth in this Supplemental Indenture; and

WHEREAS, the Required Holders have agreed to the waiver and amendments described herein, in each case, in accordance with the terms and conditions set forth in this Supplemental Indenture.

NOW, THEREFORE, to comply with the provisions of the Indenture and in consideration of the above premises, the parties covenant and agree as follows:

Section 1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Indenture.

Section 2. Relation to Indenture. This Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes.

Section 3. Waiver and Amendments. Notwithstanding anything set forth in the Indenture, the other Indenture Documents, or that certain Forbearance Agreement dated as of September 23, 2019, among the Issuer, the Guarantors party thereto, and the Forbearing Holders (as defined therein) (as amended by Amendment No. 1 to Forbearance Agreement dated as of December 31, 2019, and as extended in accordance with Section 12 thereof, the “Forbearance Agreement”) to the contrary, subject to the satisfaction of each of the conditions precedent in Section 5 of this Supplemental Indenture, the Required Holders agree and consent to clauses (a) through (e) below, in each case, as follows:

a)

Waiver.  The Required Holders hereby waive the Subject Defaults (collectively, the “Waiver”), provided, that for the avoidance of doubt neither the Waiver nor any other correspondence or any oral communications by the Trustee, the Collateral Trustee, the Required Holders or any other Holder shall be construed to constitute a waiver, modification or release of (i) any breach or other Defaults or Events of Default (other than the Subject Defaults), whether now existing or hereafter arising and whether or not identified in the Forbearance Agreement and whether or not the Trustee, the Collateral Trustee and/or any Holder may have any notice or information with respect thereto as of the date hereof or (ii) any of the Trustee’s, the Collateral Trustee’s, the Required Holders’

or any other Holders’ rights, privileges or remedies under the Indenture, any other Indenture Documents or any other agreement, instrument or document, or any applicable law (other than with respect to the Subject Defaults).  Except as expressly provided herein, (i) nothing contained in this Supplemental Indenture, or any other communication between or among the Issuer, the Company Indenture Parties and the Trustee, the Collateral Trustee and/or the Holders, shall be construed to constitute a waiver by the Trustee, the Collateral Trustee or the Holders of any covenant or provision of the Indenture or other Indenture Documents, this Supplemental Indenture, or any other contract or instrument between the Issuer, the other Company Indenture Parties, the Trustee, the Collateral Trustee or the Holders, and the failure of the Trustee, the Collateral Trustee or the Holders at any time prior to the date hereof or hereafter to require strict performance by the Issuer, the other Company Indenture Parties, or any other Person of any provision thereof shall not waive, affect, or diminish any right of the Trustee, the Collateral Trustee, the Required Holders or any other Holder thereafter to demand strict compliance therewith or herewith, (ii) nothing contained in this Supplemental Indenture shall directly or indirectly, in any way whatsoever, either (A) impair, prejudice, or otherwise adversely affect the Trustee’s, the Collateral Trustee’s or the Holder’s right at any time to exercise any right, privilege, or remedy in connection with the Indenture and the other Indenture Documents (other than with respect to the Subject Defaults) or (B) constitute any course of dealing or other basis for altering any obligation of the Issuer, the other Company Indenture Parties or any other Person under the Indenture or any other Indenture Document or any right, privilege, or remedy of the Trustee, the Collateral Trustee, the Required Holders or any other Holder under the Indenture or any other Indenture Document and (iii) the Trustee, the Collateral Trustee and Holders reserve the right, in their discretion, to exercise any or all of its or their rights and remedies arising under the Indenture or any other Indenture Document, as a result of any Events of Default which may have occurred prior to the date hereof (other than the Subject Defaults), or are continuing on the date hereof (after giving effect to this Waiver), or any Event of Default which may occur after the date hereof.

b)	Amendment of Indenture. The Required Holders hereby agree to the amendments to the Indenture set forth in this Supplemental Indenture.
c)

Amendment of ABL Credit Agreement and Term Credit Agreement.  The Required Holders hereby consent and agree to the amendment to the ABL Credit Agreement (and all amendments and waivers set forth therein) and the Term Credit Agreement (and all amendments and waivers set forth therein), in each case, executed on the date hereof (and delivered to the Trustee and the Required Holders contemporaneously with the execution of this Supplemental Indenture on the date hereof).

d)	New Event of Default. Failure to comply with any provision set forth in this Supplemental Indenture shall constitute an immediate Event of Default without notice or grace.
e)

Section 4.19 of Indenture.  The Required Holders hereby agree that the Company Indenture Parties shall have until February 24, 2020, to furnish to the Collateral Trustee and the Trustee, the Officers’ Certificate which would otherwise be required by Section 4.19 of the Indenture to have been furnished at least 30 days prior to first anniversary of the Issue Date.

Section 4. Amendment of Indenture. Effective as of the Third Supplemental Indenture Effective Date, the Required Holders, the Trustee and Collateral Trustee, the Company Indenture Parties hereby agree as follows:

a)	The following defined terms are added to Section 1.01 to the Indenture in the appropriate alphabetical order:

“Disclosure Restrictions” means none of the Company Indenture Parties will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) that in their good faith judgment constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which in their good faith judgment disclosure is prohibited by any Legal Requirements or any binding agreement or (iii) that in their good faith judgment is subject to attorney client or similar privilege or constitutes attorney work product.

“Third Supplemental Indenture” means that certain Third Supplemental Indenture, dated as of February 7, 2020, among the Company, the Guarantors party thereto, the Holders party thereto, the Trustee and Collateral Trustee.

“Third Supplemental Indenture Effective Date” shall mean February 7, 2020, subject to the satisfaction of the conditions to effectiveness set forth in Section 5 of the Third Supplemental Indenture.

b)

Section 4.06 (a) of the Indenture is hereby amended by (x) deleting “and” at the end of subsection (i) of Section 4.06(a), (y) replacing the period at the end of subsection (ii) of Subsection 4.06(a) with a semicolon, and (z) inserting the following new subsections (iii) and (iv) immediately after subsection (ii) of Section 4.06(a):

(iii)Subject to the Disclosure Restrictions, the Company Indenture Parties shall make their representatives and advisors available for conference calls to be conducted on a periodic basis as requested by the Required Holders if an Event of Default has occurred and is continuing, for the purpose of informing the Required Holders of the Company Indenture Parties’ liquidity, the on-going discussion of the development of the operating plan of the Company Indenture Parties’ management team, the status and progress of any restructuring negotiations and the status and progress of any diligence, negotiations, documentation related thereto; and

(iv)no later than 11:00 a.m. Houston time on Friday of each week from the Third Supplemental Indenture Effective Date through February 29, 2020: (a) a weekly 13-week cash flow forecast (each, a “Cash Flow Forecast”), substantially in the form of the Initial Cash Flow Forecast (as defined in the Forbearance Agreement) or otherwise in form reasonably acceptable to the Required Holders; and (b) a weekly variance report reconciling the prior week’s Cash Flow Forecast to the actual sources and uses of cash for the prior week, along with an explanation of material variances. Subject to the Disclosure Restrictions, the Company Indenture Parties shall also provide the Required Holders reasonable access to their management during normal business hours to discuss any variances, provided, that all Cash Flow Forecasts and related reporting shall be clearly and conspicuously marked “CONFIDENTIAL” and shall not be distributed by the Trustee to any Holder unless such Holder expressly requests the same.

Section 5. Conditions Precedent to Effectiveness of this Supplemental Indenture.  The effectiveness of this Supplemental Indenture is subject to the fulfillment, to the satisfaction of, or waiver by the Trustee and Collateral Trustee (at the direction of the Required Holders) and the Required Holders of each of the following:

a)	the Trustee and Collateral Trustee shall have received this Supplemental Indenture, duly executed by the Issuer, the Guarantors, the Trustee, the Collateral Trustee, and the Required Holders;
b)

the Trustee and Collateral Trustee shall have received an officer’s certificate from an Officer of the Company, in form and substance reasonably satisfactory to the Trustee and Collateral Trustee (the “Officer’s Certificate”), affirming that the conditions precedent (g) and (h) in Section 5 of this Supplemental Indenture have been satisfied;

c)

the Trustee and Collateral Trustee shall have received evidence from the Issuer that the execution, delivery and performance of this Supplemental Indenture by the Issuer and the Guarantors has been duly authorized by all necessary corporate action, including without limitation the approval of the Board of Directors or the Board of Managers of the Issuer and the Guarantors, as applicable;

d)

the Issuer shall have received all consents and amendments under the ABL Credit Agreement and the Term Credit Agreement necessary to permit this Supplemental Indenture, each duly executed and delivered by the parties thereto, and shall have delivered copies of the same to the Trustee and Collateral Trustee;

e)

SAExploration, Inc. shall have received a waiver of all Existing Defaults (as defined in the ABL Forbearance Agreement (as defined in the Forbearance Agreement)) and all Potential Defaults (as defined in the ABL Forbearance Agreement (as defined in the Forbearance Agreement)), and shall have delivered a copy of the same to the Trustee and Collateral Trustee;

f)

SAExploration, Inc. shall have received a waiver of all Existing Defaults (as defined in the Term Loan Forbearance Agreement (as defined in the Forbearance Agreement)) and all Potential Defaults (as defined in the Term Loan Forbearance Agreement (as defined in the Forbearance Agreement)), and shall have delivered a copy of the same to the Trustee and Collateral Trustee;

g)

after giving effect to this Supplemental Indenture, no Default or Event of Default shall have occurred and be continuing on the date of such Third Supplemental Indenture Effective Date (after giving effect to the Waiver);

h)

the representations and warranties of the Company, each other Company Indenture Party and their respective Subsidiaries contained in the Indenture Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) after giving effect to this Supplemental Indenture, on and as of the date of the Third Supplemental Indenture Effective Date, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall continue to be true and correct as of such earlier date);

i)

delivery to the Trustee and Collateral Trustee of the following reports in final form to be filed by the Company with the Securities and Exchange Commission immediately after the occurrence of the Third Supplemental Indenture Effective Date (collectively, the “Requisite SEC Reports”): (i) an amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 2018 (which shall include restated audited consolidated financial statements as of and for the years ended December 31, 2018 and 2017, as well as restated unaudited interim financial statements for the quarterly periods during 2018 and 2017, restated selected consolidated statement of operations data for the years ended December 31, 2016, 2015 and 2014, and restated selected consolidated balance sheet data and other financial data as of December 31, 2016, 2015 and 2014), (ii) an amended Quarterly Report on Form 10-Q/A for the quarterly period ended March 31, 2019, and (iii) Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2019 and September 30, 2019; and

j)

the Company Indenture Parties shall have paid or caused to be paid all costs and expenses of the Trustee and Collateral Trustee (including reasonable attorney’s fees and expenses of Arnold & Porter Kaye Scholer LLP) and the Required Holders (including reasonable attorneys’ fees and expenses of Brown Rudnick LLP and Paul, Weiss, Rifkind, Wharton & Garrison LLP) (i) arising under or in connection with the preparation, execution and delivery of this Supplemental Indenture, and (ii) invoiced and outstanding on the date hereof.

For purposes of determining compliance with the conditions specified in this Supplemental Indenture each Holder party to this Supplemental Indenture shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Holders by the Third Supplemental Indenture Effective Date unless an officer of the Trustee responsible for the transactions contemplated by this Supplemental Indenture shall have received written notice from such Holder prior to the Third Supplemental Indenture Effective Date specifying its objection thereto.

Section 6. Consent of Holders and Confirmation of Compliance with Section 13.02 of the Indenture. Pursuant to Section 13.02 of the Indenture, by its signature below, the Holders party hereto hereby consent, effective as of the date hereof, to the entry into this Supplemental Indenture by the Company, the Guarantors, the Trustee and the Collateral Trustee and to the amendments to the Indenture set forth in this Supplemental Indenture. The Issuer and the Holders party hereto hereby confirm that all of the actions required to be taken by the Holders and Issuer pursuant to Section 13.02 of the Indenture have been taken in accordance with the provisions of such Section. The Issuer confirms that entry into this Supplemental Indenture is permitted under the Indenture, and is not prohibited by the terms of the Intercreditor Agreement and the Junior Documents (as defined in the Intercreditor Agreement).

Section 7. Termination of Forbearance Agreement. The Required Holders, the Issuer and the Guarantors acknowledge and agree that the Forbearance Period (as defined in the Forbearance Agreement) and the Forbearance Agreement are, in each case, without need for further action by the Required Holders or any other Person, automatically terminated (other than any provisions therein which survive termination of such Forbearance Agreement) effective as of the Third Supplemental Indenture Effective Date.

Section 8. Representations and Warranties. Each of the Company Indenture Parties hereby represents and warrants that the execution and delivery of this Supplemental Indenture, after giving effect to this Supplemental Indenture, the performance by each of them of their respective obligations under the Indenture and the Supplemental Indenture are within its powers, have been duly authorized, are not in contravention of applicable law or the terms of its operating agreement or other organizational documents and except as have been previously obtained, do not require the consent or approval of any governmental body, agency or authority, this Supplemental Indenture and the Indenture (as amended hereby) will constitute the valid and binding obligations of the Company Indenture Parties, as applicable, enforceable in accordance with their terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, ERISA or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought in a proceeding in equity or at law).

Section 9. Reference to and Effect on the Indenture. Each of the Company Indenture Parties hereby reaffirms, confirms, ratifies, covenants, and agrees to be bound by each of its covenants, agreements, and obligations under the Indenture (as amended hereby), and each other Indenture Document previously executed and delivered by it.  Each reference in the Indenture to “this Indenture” or “the Indenture” shall be deemed to refer to the Indenture after giving effect to this Supplemental Indenture.  This Supplemental Indenture is an Indenture Document.

Section 10. The Trustee and Collateral Trustee. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee or the Collateral Trustee by reason of this Supplemental Indenture. This Supplemental Indenture is executed and accepted by the Trustee and the Collateral Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee and the Collateral Trustee with respect hereto. Neither the Trustee nor the Collateral Trustee shall be responsible for the recitals contained herein, all of which recitals are made by the other parties to this Supplemental Indenture.

Section 11. Governing Law. This Supplemental Indenture shall be a contract made under and governed by the laws of the State of New York without giving effect to its principles of conflicts of laws.

Section 12. Counterparts. This Supplemental Indenture may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.  Delivery of an executed counterpart of a signature page to this Supplemental Indenture by telecopier or electronic mail shall be effective as delivery of a manually executed counterpart of this Supplemental Indenture.

Section 13. Guarantors Consent and Acknowledgement. The Guarantors, for value received, hereby consent to the Company’s execution and delivery of this Supplemental Indenture and the performance by the Company of its agreements and obligations hereunder.  This Supplemental Indenture and the performance or consummation of any transaction that may be contemplated under this Supplemental Indenture, shall not limit, restrict, extinguish or otherwise impair the Guarantors’ liabilities and obligations to the Trustee, the Collateral Trustee and/or Holders under the Indenture Documents (including without limitation the Guaranteed Obligations).  Each of the Guarantors acknowledges and agrees that (i) the Subsidiary Guarantee to which such Guarantor is a party remains in full force and effect and is fully enforceable against such Guarantor in accordance with its terms and (ii) it has no offsets, claims or defenses to or in connection with the Guaranteed Obligations, all of such offsets, claims and/or defenses are hereby waived.

Section 14. Reaffirmation. Except as expressly modified by this Supplemental Indenture each of the Company Indenture Parties hereby (i) acknowledges and agrees that all of its pledges, grants of securities interests and Liens and other obligations under the Indenture and the other Indenture Documents to which it is a party are reaffirmed and remain in full force and effect on a continuous basis, (ii) reaffirms (x) each Lien granted by it to the Collateral Trustee for the benefit of the Secured Parties, and (y) in the case of the Guarantors, the guarantees (including the Subsidiary Guarantee) made by it pursuant to the Indenture, and (iii) acknowledges and agrees that the grants of security interests and Liens by and the guarantees of the Guarantors contained in the Indenture and the other Indenture Documents are, and shall remain, in full force and effect on and after the Third Supplemental Indenture Effective Date.  Except as specifically modified herein, the Indenture Documents and the Obligations are in all respects ratified and confirmed (mutatis mutandis) and shall remain in full force and effect in accordance with their terms.

Section 15. Release.  The Company and the Company Indenture Parties (collectively, the “Releasing Parties”) hereby release, acquit and forever discharge the Trustee, the Collateral Trustee, the Holders and their respective investment advisors and Affiliates, and any of their and their investment advisors’ and Affiliates’ respective officers, directors, agents, employees, attorneys, consultants, or representatives, or any of the respective predecessors, successors or assigns of any of the foregoing (collectively, the “Released Parties”) from and against any and all manner of actions, causes of action, suits, debts, controversies, damages, judgments, executions, claims (including, without limitation, crossclaims, counterclaims and rights of set-off and recoupment) and demands whatsoever, whether known or unknown, whether asserted or unasserted, in contract, tort, law or equity which any Releasing Party may have against any of the Released Parties by reason of any action, failure to act, matter or thing whatsoever arising from or based on facts occurring on or prior to the date hereof that relate to the Indenture, the other Indenture Documents, this Supplemental Indenture, or the transactions contemplated thereby or hereby (except to the extent arising from the willful misconduct or gross negligence of any Released Parties), including but not limited to any such claim or defense to the extent that it relates to (a) any covenants, agreements, duties or obligations set forth in the Indenture Documents or, (b) any actions or omissions of any of the Released Parties in connection with the initiation or continuing exercise of any right or remedy contained in the Indenture Documents or at law or in equity with respect to the Indenture Documents.

Section 16. Expenses. The Company hereby acknowledges and agrees that its obligations to pay the costs and expenses pursuant to Section 5.1(c) of the Note Purchase Agreement include, without limitation, all reasonable and documented out-of-pocket fees and disbursements of each of (a) Brown Rudnick LLP in its capacity as counsel to certain of the Holders, and (b) Paul, Weiss, Rifkind, Wharton & Garrison LLP in its capacity as counsel to certain of the Holders, in each case in connection with or as a result of or related to the execution and delivery, enforcement, performance, or administration (including any restructuring, forbearance or workout with respect thereto) of the Indenture, this Supplemental Indenture, any of the other Indenture Documents and the transactions related to the Indenture Documents or the monitoring of compliance by the Company and each Company Indenture Party and each of its Subsidiaries with the terms of the Indenture Documents.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be executed and delivered under seal, as of the date first above written.

ISSUER:

SAEXPLORATION HOLDINGS, INC.

By:	/s/ Michael J. Faust
Name:	Michael J. Faust
Title:	Chief Executive Officer and President

GUARANTORS:

SAEXPLORATION, INC.

By:	/s/ Michael J. Faust
Name:	Michael J. Faust
Title:	Chief Executive Officer and President

SAEXPLORATION SUB, INC.

By:	/s/ Michael J. Faust
Name:	Michael J. Faust
Title:	Chief Executive Officer

NES, LLC

By:	/s/ Michael J. Faust
Name:	Michael J. Faust
Title:	Chief Executive Officer and President

SAEXPLORATION SEISMIC SERVICES (US), LLC

By:	/s/ Michael J. Faust
Name:	Michael J. Faust
Title:	Chief Executive Officer and President

TRUSTEE AND COLLATERAL TRUSTEE:

WILMINGTON SAVINGS FUND SOCIETY, FSB,
as Trustee and Collateral Trustee

By:	/s/ Geoffrey J. Lewis
Name:	Geoffrey J. Lewis
Title:	Vice President

[Signature Page to Third Supplemental Indenture to Senior Secured Convertible Notes]

HOLDERS:

WHITEBOX ASYMMETRIC PARTNERS, L.P.

By:	/s/ Mark Strefling
Name:	Mark Strefling
Title:	Partner & CEO

WHITEBOX MULTI-STRATEGY PARTNERS, L.P.

By:	Whitebox Advisors LLC its investment manager

By:	/s/ Mark Strefling
Name:	Mark Strefling
Title:	Partner & CEO

WHITEBOX CREDIT PARTNERS, L.P.

By:	Whitebox Advisors LLC its investment manager

By:	/s/ Mark Strefling
Name:	Mark Strefling
Title:	Partner & CEO

HOLDERS:

BLUE MOUNTAIN CREDIT ALTERNATIVES MASTER FUND L.P.

By:	/s/ David O’Mara
Name:	David O’Mara
Title:	Deputy General Counsel

BLUEMOUNTAIN KICKING HORSE FUND L.P.

By:	/s/ David O’Mara
Name:	David O’Mara
Title:	Deputy General Counsel

BLUEMOUNTAIN MONTENVERS MASTER FUND SCA SICAV-SIF

By:	/s/ David O’Mara
Name:	David O’Mara
Title:	Deputy General Counsel

[Signature Page to Third Supplemental Indenture to Senior Secured Convertible Notes]

BLUEMOUNTAIN SUMMIT TRADING L.P.

By:	/s/ David O’Mara
Name:	David O’Mara
Title:	Deputy General Counsel

HOLDERS:

HIGHBRIDGE MSF INTERNATIONAL LTD.
(f/k/a 1992 MSF International Ltd.)

By:	Highbridge Capital Management, LLC as Trading Manager and not in its individual capacity

By:	/s/ Jonathan Segal
Name:	Jonathan Segal
Title:	Managing Director

HIGHBRIDGE TACTICAL CREDIT MASTER FUND, L.P.
(f/k/a 1992 Tactical Credit Master Fund, L.P.)

By:	Highbridge Capital Management, LLC as Trading Manager and not in its individual capacity

By:	/s/ Jonathan Segal
Name:	Jonathan Segal
Title:	Managing Director

HOLDER:

JOHN PECORA

/s/ John Pecora

[Signature Page to Third Supplemental Indenture to Senior Secured Convertible Notes]

EXHIBIT A

All Defaults and Events of Default occurring on or before the Third Supplemental Indenture Effective Date and arising:

1.under Section 9.01(e)(ii) of the Indenture as a result of the failure to furnish:

(a)unaudited financial statements for each of the fiscal quarters ended June 30, 2015 through the fiscal quarter ended September 30, 2019, together with any applicable Officers’ Certificates (whether such financial statements were not furnished in accordance with GAAP or were not furnished at all),

(b)in accordance with GAAP, the audited financial statements for fiscal years ended December 31, 2014, 2015, 2016, 2017 and 2018, together with any applicable Officers’ Certificates;

2.under clauses (i), (ii), and (iv) of Section 9.01(e) of the Indenture, in each case, as a result of the facts and circumstances disclosed in the “Explanatory Note” included in each of the Requisite SEC Reports (the “Material Events”);

3.under clauses (a), (b), (c) and (d) of Section 9.01(e)(ix) of the Indenture as a result of multiple events of default having occurred under the ABL Documents, the Term Documents and the Existing Senior Notes Indenture; in each case, (A) which occurred as a result of or arose from the Material Events, (B) which occurred as a result of any of the foregoing Defaults or Events of Default described on this Exhibit A, or (C) which are the subject of a written waiver under the ABL Credit Agreement and the Term Credit Agreement also being entered into on the Third Supplemental Indenture Effective Date;

4.as a result of any delay by the Company in delivering its weekly 13-week cash flow forecast by 11 a.m. on each Wednesday during the forbearance period, as required by the Forbearance Agreement; and

5.as a result of the failure by the Company Indenture Parties to comply with Section 4.19 of the Indenture.